THIS SENIOR CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

THIS NOTE IS BEING ISSUED PURSUANT TO A LOAN AND SECURITY AGREEMENT BETWEEN MAKER AND HOLDER DATED AS OF JULY 17, 2013 (THE “LOAN AGREEMENT”).

SENIOR CONVERTIBLE PROMISSORY NOTE

Selway Capital Acquisition Corporation, a Delaware corporation (the “Maker”), for value received, promises to pay, so long as a Conversion Event or a Repayment Event has not occurred prior to July 17, 2018, to Partners for Growth III, L.P. (“Holder”) the principal sum of Five Million Dollars ($5,000,000) (the “Principal Amount”) on July 17, 2018 or, if earlier, immediately upon Holder demand after the occurrence of an Event of Default under the Loan Agreement that is continuing (the “Maturity Date”) as provided herein. Capitalized terms used but not defined herein are used with the meanings given to them in the Loan Agreement. The terms of the Loan Agreement shall govern this Note and are incorporated by reference herein.

i. Payments.

1) The interest rate payable hereunder shall be the Prime Rate from time to time, plus 3.25%, per annum, but no greater than 10% per annum at any time, unless the Default Rate applies, payable monthly on the basis set forth in Section 2 of the Schedule to the Loan Agreement. Any accrued and unpaid interest on this Note will be due and payable on the day that all principal is due and payable, whether on the Maturity Date, by acceleration, at the time of a Conversion Event, a Repayment Event (as defined in Section 14 hereof) or otherwise.

2) Payment shall be made in lawful tender of the United States in immediately available funds, and shall be credited first to accrued interest then due and payable with the remainder applied to principal. This Note may be repaid prior to the Maturity Date in whole only as permitted in Section 1(f) of the Schedule to the Loan Agreement.

ii. Ranking. This Note and all principal, interest and other amounts, if any, payable hereunder shall rank senior in right of payment to all other Maker Indebtedness, except as otherwise specified in the Loan Agreement.

iii. Conversion.

1) This Note may be converted into that number of shares of Series C Common Stock (rounded down to the nearest whole share) determined by dividing the Principal Amount (excluding interest) of this Note by $8.00 (the “Conversion Price”), subject to adjustment below, at any time upon the election of the Holder hereof (the “Holder Conversion”) or at the election of Maker upon a “Mandatory Conversion,” as described in and subject to the conditions set forth in Section 1(d) of the Schedule to the Loan Agreement, all in accordance with and subject to the terms and conditions of the Loan Agreement (each a “Conversion Event”).

2) As soon as practicable after the occurrence of a Conversion Event, and in any event within the time periods specified in Sections 1(c) and 1(d) of the Schedule to the Loan Agreement, Maker at its expense will cause to be issued in the name of and delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled on such conversion. No fractional Conversion Stock shall be issued on conversion of the Note. If on conversion of the Note a fraction of a share of Conversion Stock results, Maker will pay the cash value of that fractional share based on the Conversion Price then in effect.

3) From and after the occurrence of a Conversion Event, Maker shall reserve and keep available out of its authorized but unissued Series C Common Stock such number of shares of Series C Common Stock as shall from time to time be sufficient to effect conversion of this Note and all other Notes. Maker will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend or other distribution of cash or property, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Holder as set forth herein against impairment.

iv. Conversion Adjustments.

1) Adjustments. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 4.

2) Subdivisions, Combinations and Stock Dividends. If Maker shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend, bonus issue or otherwise with respect to any Common Stock, the Conversion Price in effect immediately prior to such subdivision or share dividend or bonus issue shall be proportionately reduced. Conversely, in case the outstanding Common Stock of Maker shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

3) Reclassification, Exchange, Substitutions, Etc. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Note, Holder shall be entitled to receive, upon conversion of this Note, the number and kind of securities and property that Holder would have received in exchange for the securities that would have been issued on conversion if this Note had been converted immediately before such reclassification, exchange, substitution, or other event. Maker or its successor shall promptly issue to Holder a certificate setting forth the number and kind of such new securities or other property issuable upon exchange or exercise of this Note as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exchange or exercise of this Note. The certificate shall provide for adjustments (as determined in good faith by Maker’s Board of Directors) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 including, without limitation, adjustments to the Conversion Price. The provisions of this Section 4(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other similar events.

2

4) Conversion Price Adjustment. In the event that the Post-Acquisition Tender Offer (as described in Section 3.16(b) of the Loan Agreement) is effected at less than $10.30 per share (the “Assumed Tender Price”), the Conversion Price under Section 1(c), above, shall be adjusted (reduced) to reflect the percentage that the actual Tender Offer price (the “Tender Price”) bears to the Assumed Tender Price. For example only, if the Tender Price is $9.27, representing a price that is 10% less than the Assumed Tender Price, then the Conversion Price would be adjusted from $8.00 to $7.20 (the Conversion Price less 10%). As used above, the term “Tender Price” shall mean the true effective price in the Post-Acquisition Tender Offer, such that if other consideration or securities are included, such as (for example only) warrants or other rights, then the Tender Price for purposes of Conversion Price Adjustment hereunder shall be reduced by the value of such other consideration.

5) Notices of Record Date, Etc. In the event that Maker shall:

(1) declare or propose to declare any dividend upon its Common Stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(2) offer for sale any additional shares of any class or series of Maker’s stock or securities exchangeable for or convertible into such stock in any transaction that would give rise (regardless of waivers thereof) to pre-emptive rights of any class or series of stockholders, or

(3) effect or approve any reclassification, exchange, substitution or recapitalization of the capital stock of Maker, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of Maker with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or

(4) offer holders of registration rights the opportunity to participate in any registration of Maker’s securities,

then, in connection with such event, Maker shall give to Holder:

(i) at least ten (10) days prior written notice of the date on which the books of Maker shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above, or for determining rights to vote in respect of the matters referred to in (3) above; and

3

(ii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with clause (2) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Note at the address of Holder; and

(iii) in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.

6) Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of Maker, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4(b) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 4(b).

7) Officers’ Statement as to Adjustments. Whenever the Conversion Price is required to be adjusted as provided in Section 4, Maker shall forthwith file at Maker’s principal office with a copy to the Holder notice parties set forth in Section 12 hereof a statement, signed by the Chief Executive Officer or Chief Financial Officer of Maker, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information requested in this Section 4(f) is available through Maker’s current reports filed with the Securities and Exchange Commission. If at any time the information described in this Section 4(f) is readily available through Maker’s reports filed with the Securities and Exchange Commission, Maker shall not be required to provide a separate notice of adjustment to the Holder; provided, however, if such information is not readily available through Maker’s current reports filed with the Securities Exchange Commission and made public, Maker shall cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Note at its notice address(es) appearing in Section 12.

8) Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, the Holder thereafter shall become entitled to receive any securities of Maker, other than Series C Common Stock (such as, for instance Common Stock upon the conversion of all Series Common Stock into Common Stock), thereafter the number of such other shares so receivable upon exchange of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series C Common Stock contained in Section 4.

4

v. Prepayment. This Note may be prepaid only in accordance with Section 1(f) of the Schedule to the Loan Agreement.

vi. Events of Default. An Event of Default shall be deemed to have occurred under this Note if an Event of Default has occurred under the Loan Agreement or any other Loan Document (each, an “Event of Default”).

vii. No Offset Rights. Maker may not offset any amounts due or claimed to be due from Holder to Maker against amounts due to Holder under this Note.

viii. Costs and Expenses. Maker promises to pay all reasonable costs and expenses incurred, including reasonable attorneys’ fees, incurred by Holder in connection with the enforcement of, or collection of any amounts due under, this Note. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument, except for notices to which Maker is expressly entitled under this Note.

ix. Successors and Assigns. This Note shall be binding upon, and shall inure to the benefit of, Maker and Holder and their respective successors and assigns; provided, however, that neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Holder.

x. Modifications and Amendments; Reissuance of Note. This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by Maker and Holder. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by Holder. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction, or mutilation of this Note and of an unsecured agreement of indemnity reasonably satisfactory to Maker, and upon surrender or cancellation of this Note, if mutilated, Maker will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note.

xi. Remedies Cumulative. Each and every right, power and remedy herein given to Holder, or otherwise existing, shall be cumulative and not exclusive and be in addition to all other rights, powers and remedies now or hereafter granted (including, without limitation, other rights of set-off under applicable law) or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Holder.

xii. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given in the manner set forth in the Loan Agreement, addressed as follows:

5

if to Holder, at

Partners for Growth III, L.P.
150 Pacific Avenue
San Francisco, California 94111
Attention: Chief Financial Officer
Fax: (415) 781-0510

with a copy (not constituting notice) to

Greenspan Law Office
Attn: Benjamin Greenspan, Esq.
620 Laguna Road
Mill Valley, CA 94941
Fax: (415) 738-5371
Email: ben@greenspan-law.com

or

if to Maker, at

Selway Capital Acquisition Corporation
66 Ford Road, Suite 230
Denville, NJ 07834
Attn: Yoram Bibring, CFO
Fax: (973) 983-6304
Email: ybibring@hca-pca.com

with a copy (not constituting notice) to:

Loeb & Loeb
345 Park Avenue
Attn: Giovanni Caruso
New York , NY 10154
Tel: (212) 407-4866
Fax: (212) 937-3943
Email: gcaruso@loeb.com

or at such other address and facsimile number as Holder shall have furnished to Maker in accordance with this Section 12.

xiii. Waiver. Holder shall not by any act (except by a written instrument in accordance with Section 10 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

6

xiv. Miscellaneous; Interpretation. Section 3.16, Section 8 and Exhibit D of the Loan Agreement are expressly incorporated by reference herein. In the event of any direct conflict between the terms of this Note and the terms of the Loan Agreement or any other Loan Document referenced herein, except as to (i) the issue date of this Note, and (ii) the adjustments to conversion set forth in Section 4 hereof, the terms of the Loan Agreement and such other Loan Document shall control. The term “Repayment Event” means a “Sale” as contemplated in Section 1(f) of the Schedule to the Loan Agreement in connection with which Holder does not elect to convert this Note.

xv. Governing Law; Venue. This Note and all acts and transactions hereunder and all rights and obligations of Holder and Maker in connection herewith shall be governed by the laws of the State of California. As a material part of the consideration to Holder making the Loan represented by this Note, Maker (i) agrees that all actions and proceedings relating directly or indirectly to this Note shall, at PFG’s option, be litigated in courts located within California and the exclusive venue therefor be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Maker may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

7

[Note Signature Page Follows]

8

IN WITNESS WHEREOF, Maker has caused this Note to be signed on the date first set forth above.

MAKER:	SELWAY CAPITAL ACQUISITION CORPORATION

	By:	/s/ Mark Carlesimo

	Name:	Mark Carlesimo

	Title:	Secretary

ACKNOWLEDGED AND AGREED

HOLDER:	PARTNERS FOR GROWTH III, L.P.

	By:	/s/ Jason Georgatos

	Name:	Jason Georgatos

	Title:	Manager, Partners for Growth III, LLC
Its General Partner

9